Exhibit 23.3

Consent of White & Case LLP

We have acted as U.S. tax counsel to Burlington Resources Inc., a Delaware corporation (“Burlington”), in connection with the proposed merger (the “Merger”) of Burlington with and into Cello Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of ConocoPhillips, a Delaware corporation (“ConocoPhillips”).

We hereby consent to (i) the use of our opinion set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the proxy statement/prospectus of Burlington and ConocoPhillips, which forms a part of the registration statement of ConocoPhillips on Amendment No. 1 to the Form S-4 to be filed with the U.S. Securities and Exchange Commission in connection with the Merger on the date hereof; and (ii) to the references to our name contained therein under the caption “Material United States Federal Income Tax Consequences of the Merger”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ White & Case LLP

Dated: February 14, 2006